UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2005 (May 23, 2005)

OXIS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-8092	94-1620407
(Commission File Number)	(I.R.S. employer identification No.)

6040 N. Cutter Circle, Suite 317

Portland, OR 97217-3935

(Address of Principal Executive Office, Including Zip Code)

(503) 283-3911

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 23, 2005, OXIS International, Inc. (the “Company”) entered into a Conversion Agreement (the “Conversion Agreement”) with Equitis Entreprise, a French société par actions simplifiée (“Equitis”), pursuant to which Equitis has converted a promissory note originally issued by the Company on April 9, 1997 to Finovelec, a French société anonyme and subsequently transferred to Equitis (the “Note”), representing $243,458.63 in aggregate debt of the Company (the “Amount Owed”), at a conversion price of $0.53 per share of the Company’s common stock (“Common Stock”), into an aggregate of 459,355 shares of Common Stock.

The Amount Owed consists of $160,000 in principal debt, $4,800 in loan origination fees and $78,658.63 in accrued and unpaid interest at 8% per annum for the period of April 1, 1999 through May 23, 2005.

As further consideration for the Company’s issuance of Common Stock pursuant to the Conversion Agreement, Equitis has agreed to release and forever discharge, among other parties, the Company, its affiliated entities, and each of their present and future stockholders, directors, officers and employees, from claims, whether known or unknown, which Equitis had or may have had at the date of the Conversion Agreement including, but not limited to, any claims arising from or relating to the Note.

Item 1.02. Termination of a Material Definitive Agreement.

See disclosure under Item 1.01 of this Report.

Item 3.02. Unregistered Sales of Securities.

See disclosure under Item 1.01 of this Report. The issuance of 459,355 shares of Common Stock to Equitis is exempt from registration requirements under Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated by the Securities and Exchange Commission thereunder.

Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	Exhibits.

99.1	Conversion Agreement, entered into by the Company on May 23, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OXIS INTERNATIONAL, INC.
(Registrant)

Date: May 25, 2005	By:	/s/ Steven T. Guillen
Steven T. Guillen
President & Chief Executive Officer

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